As filed with the Securities and Exchange Commission on August 5, 2022

Registration No. 333-258775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Markforged Holding Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3559	98-154859
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

480 Pleasant St.

Watertown, MA 02472

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Shai Terem

Chief Executive Officer

Markforged Holding Corporation

480 Pleasant St.

Watertown, MA 02472

(866) 496-1805

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Gordon, Esq. Michael J. Minahan, Esq. Aaron J. Berman, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Stephen Karp General Counsel and Secretary Markforged Holding Corporation 480 Pleasant St. Watertown, MA 02472 (866) 496-1805

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 13, 2021, Markforged Holding Corporation filed a registration statement (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-258775). The Registration Statement was declared effective by the SEC on August 23, 2021.

The registrant is filing this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 2”) to (i) convert the Registration Statement on Form S-1 into a registration statement on Form S-3 and (ii) include an updated prospectus. This Post-Effective Amendment No. 2 does not register any additional securities and relates solely to securities registered previously, but not yet sold. All filing fees payable in connection with the registration of the securities were previously paid in connection with the filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 5, 2022

PRELIMINARY PROSPECTUS

142,408,130 SHARES OF COMMON STOCK

3,150,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

AND

3,150,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

OF

MARKFORGED HOLDING CORPORATION

This prospectus relates to (i) the resale of 21,000,000 shares of common stock issued in the PIPE Investment (as defined below) by certain of the Selling Securityholders, (ii) the resale of 121,408,130 shares of common stock, par value $0.0001 per share (the “common stock”) issued in connection with the Merger (as defined below) by certain of the selling securityholders named in this prospectus and (iii) the issuance by us and resale of up to an aggregate of 3,150,000 shares of our common stock that may be issued upon exercise of warrants to purchase shares of common stock that were issued to the Sponsor (the “private placement warrants”) held by the Selling Securityholders. This prospectus also relates to the resale of up to 3,150,000 of the private placement warrants.

On July 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2021, by and among one, a Cayman Islands exempted company (“AONE”), Caspian Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of AONE (“Merger Sub”), and MarkForged, Inc., a Delaware corporation (“Markforged”). As contemplated by the Merger Agreement, AONE was domesticated as a Delaware corporation and changed its name to “Markforged Holding Corporation” (the “Domestication”). Following the Domestication, Merger Sub merged with and into Markforged, the separate corporate existence of Merger Sub ceased and Markforged survived as a wholly owned subsidiary of Markforged Holding Corporation (the “Merger” and, together with the Domestication, the “Business Combination”).

We are registering the resale of shares of common stock and private placement warrants as required by the subscription agreements, entered into by and among AONE and certain qualified institutional buyers and accredited investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination.

We are also registering the resale of other shares of common stock held by certain of our shareholders.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will receive the proceeds from any exercise of the private placement warrants for cash, but not from the resale of any of the securities registered hereby by the Selling Securityholders.

We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities. See the section titled “Plan of Distribution”.

Trading of our common stock and warrants began on the New York Stock Exchange (“NYSE”) on July 15, 2021, under the ticker symbols “MKFG” and “MKFG WS”, respectively. Prior to the Domestication, AONE’s Class A ordinary shares, par value $0.0001 per share (the “AONE Class A ordinary shares”), and AONE warrants to purchase AONE Class A ordinary shares traded on the New York Stock Exchange under the ticker symbols “AONE” and “AONEWS”, respectively. On August 4, 2022, the closing sale prices of our common stock and warrants as reported by the NYSE were $2.60 and $0.43, respectively.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of this prospectus and under similar headings in any amendments or supplements to this prospectus and the documents incorporated herein by reference.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2022.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. No offers of these securities will be made in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or free writing prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise dispose of the securities offered by them described in this prospectus. We will not receive any proceeds from the sale or other disposition by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of common stock issuable upon the exercise of private placement warrants. We will receive proceeds from any exercise of the private placement warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Documents Incorporated by Reference”.

Unless the context indicates otherwise, references in this prospectus to the “company”, “Company”, “ Markforged Holding Corporation”, “we”, “us”, “our” and similar terms refer to Markforged Holding Corporation (f/k/a one) and its consolidated subsidiaries. References to “AONE” refer to our predecessor company prior to the consummation of the Business Combination (the “Closing”, and the date of the consummation of the Business Combination, the “Closing Date”). References to “Markforged” refer to MarkForged, Inc. prior to the Closing.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

TRADEMARKS

This document contains references to trademarks, service marks and trade names owned by us or belonging to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and trade names. Markforged Holding Corporation does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by any other companies. All trademarks, service marks and trade names included in this document are the property of their respective owners.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“AONE” are to one, prior to its domestication as a corporation in the State of Delaware;

•	“AONE Class A ordinary shares” are to AONE’s Class A ordinary shares, par value $0.0001 per share;

•	“AONE Class B ordinary shares” are to AONE’s Class B ordinary shares, par value $0.0001 per share;

•	“Business Combination” are to the Domestication together with the Merger;

•

“Cayman Constitutional Documents” are to AONE’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, (the “Existing Memorandum” and the “Existing Articles,” respectively);

•	“Closing” are to the closing of the Business Combination;

•	“COVID-19” are to the novel coronavirus pandemic;

•	“DGCL” are to the General Corporation Law of the State of Delaware, as amended;

•	“Domestication” are to the domestication of Markforged Holding Corporation as a corporation incorporated in the State of Delaware;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“initial public offering” are to AONE’s initial public offering that was consummated on August 20, 2020;

•

“IPO registration statement” are to the Registration Statement on Form S-1 (333-240203) filed by AONE in connection with its initial public offering (the “IPO”), which became effective on August 17, 2020;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Markforged Holding Common Stock” are to shares of Markforged Holding Corporation common stock, par value $0.0001 per share;

•	“Merger” are to the merger of Merger Sub with and into Markforged, with Markforged surviving the merger as a wholly owned subsidiary of Markforged Holding Corporation;

•	“Merger Sub” are to Caspian Merger Sub Inc., a Delaware corporation and subsidiary of AONE;

•	“NYSE” are to the New York Stock Exchange;

•	“ordinary shares” are to the AONE Class A ordinary shares and the AONE Class B ordinary shares, collectively;

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“PIPE Investment” are to the purchase of shares of Markforged Holding Common Stock pursuant to the Subscription Agreements;

•	“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•

“private placement warrants” are to the AONE private placement warrants outstanding as of the date of this prospectus and the warrants of Markforged Holding Corporation issued as a matter of law upon the conversion thereof at the time of the Domestication;

•

“public shares” are to the AONE Class A ordinary shares (including those that underlie the units) that were offered and sold by AONE in its initial public offering and registered pursuant to the IPO registration statement or the shares of Markforged Holding Common Stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•

“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by AONE in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Markforged Holding Corporation issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents;

•

“Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among Markforged Holding Corporation, certain former stockholders of Markforged, the Sponsor and certain directors and officers of AONE prior to the Effective Time (as defined in the Merger Agreement);

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•

“Selling Securityholders” are to the persons listed in the table set forth in the section titled “Selling Securityholders” and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants, other than through a public sale.

•	“Sponsor” are to A-star, a Cayman Islands limited liability company;

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment were consummated;

•

“units” are to the units of AONE, each unit representing one AONE Class A ordinary share and one-fourth of one redeemable warrant to acquire one AONE Class A ordinary share, that were offered and sold by AONE in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof); and

•	“warrants” are to the public warrants and the private placement warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and each prospectus supplement may contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations of Markforged Holding Corporation. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strive”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

•	the benefits of the Merger, and other recent acquisitions and our ability to realize such benefits;

•	our financial performance;

•	the effect of uncertainties related to the COVID-19 pandemic and global supply chain disruptions;

•	the expected growth of the additive manufacturing industry;

•	our anticipated growth and our ability to achieve and maintain profitability in the future;

•	the impact of the regulatory environment and complexities with compliance related to such environment on us;

•

the effect of and our ability to respond to general economic, political and business conditions, including recent increases in interest rates, rising inflation, foreign exchange fluctuations and risk of recession;

•	our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•	the success of our marketing efforts and our ability to expand our customer base;

•	our ability to develop and deliver new products, features and functionality that are competitive and meet market needs;

•	our ability to maintain an effective system of internal controls over financial reporting;

•	our ability to remediate our material weaknesses in our internal control of financial reporting;

•	our ability to grow and manage growth profitably and retain key employees; and

•	the outcome of legal or governmental proceedings that may be instituted against us; and

•	other factors detailed under the section titled “Risk Factors” and in any applicable prospectus supplement and any documents incorporated by reference herein and therein.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, and under the heading “Risk Factors” in this prospectus. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement or free writing prospectus and the documents referred to in the sections of this prospectus entitled “Where You Can Find More Information” and “Documents Incorporated by Reference”.

Company Overview

Our platform, The Digital Forge, is an intuitive additive manufacturing platform powering engineers, designers and manufacturing professionals globally. The Digital Forge combines precise & reliable 3D printers and metal and composite proprietary materials with its cloud-based learning software offering to empower manufacturers to create more resilient and agile supply chains. Founded in 2013 by two MIT-educated engineers, Markforged is based in greater Boston, Massachusetts, where we have our own in-house manufacturing facility and where we design all of our industrial 3D printers, software and metal and composite proprietary materials.

Designed to scale into the future, our software-enabled platform delivers clear value today to thousands of customers (including both direct customers and customers of our value added resellers that have purchased one or more of our products) around the world. Our customers have printed millions of parts, meeting customer needs across the entire product development lifecycle, including prototyping, tooling, production and aftermarket spares and replacement parts as well as mid-volume and high-volume production parts. Blue chip customers in leading-edge industries such as aerospace, military and defense, industrial automation, space exploration, healthcare and automotive rely on our platform for mission-critical, end-use parts on-demand and at the point-of-need.

Our portfolio of rugged 3D printers include: (i) desktop printers that produce quality parts in settings where space is limited, (ii) industrial composite printers that provide powerful, predictable functionality through their software, sensors, materials and print modes and (iii) metal printers that can fabricate strong, complex metal parts in a variety of advanced metals. Across all our models, our powerful yet easy-to-use platform, and our industrial-grade materials, enable engineers to make functional parts for manufacturing environments and other demanding applications.

Our software platform was developed alongside our first printers and shipped as a fully integrated solution. As we have grown, we have continued to develop and scale our software, providing a single platform to interact with each of our hardware devices and driving consistent reliability for our customers. From simple file storage and versioning to accessible live telemetry, our products are designed to address the unseen minutiae that can inhibit manufacturers’ productivity. In a manufacturing ecosystem inundated with non-intuitive user experiences, the simplicity and power of our software drives adoption of our platform with higher customer satisfaction and retention rates.

Today, manufacturers face many limitations from idea generation to finished industrial goods. Part design is inherently limited by traditional subtractive manufacturing methods, such as Computer Numerically Controlled

(“CNC”) machining. In addition, in many cases, the existing manufacturing workforce does not have the necessary skills to meet the demands of the next generation of manufacturing, which is embracing digital technologies.

We envision a different future where smart 3D printers distributed in networks that extend directly to the point-of-need can overcome these limitations. We are working to make this future a reality today. For example, a military customer stations Markforged printers in combat zones to create digital supply chains, producing parts in the field, on-demand. A state government customer recently sponsored a pandemic-readiness project that distributed 300 Markforged printers across the state to create a large emergency alert system for manufacturing physical parts on demand. As a further example, a global consumer products company has utilized Markforged printers in more than 30 factories to optimize assembly line production. As we continue to innovate with faster, larger and more precise machines capable of reliably printing more specific materials, we expect to see examples like these scale in both the value they deliver our customers and the impact of additive technology on the broader manufacturing industry.

In 2014, we first commercialized our patented Continuous Fiber Reinforcement (“CFR”), which is a process that uses continuous strands of composite fibers to make parts as strong as and capable of replacing aluminum. In 2018, we released the Metal X system, which is now capable of printing 17-4 PH Stainless Steel, Copper, H13 Tool Steel, Inconel 635, and A2 and D2 Tool Steel in a shop or office environment. These products connect to our secure cloud infrastructure and are controlled via web browser, providing a single, simple digital workflow for printing both carbon fiber and metal for organizations that scale from one user to thousands. We have the ability to leverage data from our existing global fleet of printers connected to cloud architecture to enhance our research and development capabilities for the future benefit of our customers. The data generated by our fleet of thousands of connected printers flows into Blacksmith, an AI-powered, closed-loop manufacturing solution, which is currently offered as a software subscription.

The Markforged team combines cutting-edge technical expertise with industry experience in commercializing new technologies. Shai Terem, our President and Chief Executive Officer, is a veteran of the digital printing technology industry previously serving as President of the Americas at Kornit, where he led an aggressive and successful restructuring of the region and, prior to that, as Americas VP of Finance & Operations for Stratasys, where he held several operational responsibilities within the company. Mark Schwartz, our Chief Financial Officer, has extensive experience as a public company Chief Financial Officer as well as leading capital market transactions and as part of management teams at high-growth hardware manufacturing and SaaS and AI companies.

Industry Background

Traditional Manufacturing Faces Many Limitations.

Engineers and product developers are constrained by the physical parameters of conventional manufacturing processes. These parameters define the design possibilities, adding cost and lead time to manufacturing programs and placing firm boundaries on the performance of parts and products. Additive manufacturing lifts many of these limitations, opening up new design capabilities that allow engineers to harness and sustain measurable advantages in durability, weight and customizability.

Traditional manufacturing faces significant limitations that impact profitability and market responsiveness. In mature economies, like the United States, manufacturers find it increasingly difficult to hire the skilled technicians required to operate the legacy equipment that powers a majority of manufacturing operations. According to a 2020 report from The Economist, the generation of specialized tool and die makers that are exiting the labor market and the emerging workforce that is replacing these individuals are trained on completely different educational foundations built on information technology and digital aptitude.

We believe this phenomenon will intensify the struggle to find skilled technicians for businesses that fail to adopt modern manufacturing technologies.

Traditional manufacturing equipment and labor conditions require complex networks of supply sources or “nodes”, connected to one or more manufacturing hubs. These manufacturing hubs rely on intricate chains of logistics and distribution to deliver their products to the market and into the hands of end customers. Each supply node, manufacturing site and logistics bridge represents a single point of failure that has the potential to compromise business continuity and customer relationships in the event of disruptions. For example, the COVID-19 pandemic caused plant shutdowns, shipping port closures, labor strikes and myriad unforeseen changes in operating conditions. Digital manufacturing decouples part production from these complex and vulnerable supply chains, empowering individual “makers” and large, global businesses alike to position fabrication capabilities as close to the point of need as possible.

This flexibility also allows modern manufacturers to adapt to changing demand signals with greater responsiveness. As an example, in the early months of the COVID-19 pandemic, the collective 3D printing community was able to quickly produce early batches of face shields and other personal protective equipment. In contrast, many traditional manufacturers struggled in the face of global supply chain disruptions and significant spikes in demand for key products.

According to a Forbes article published on October 18, 2019, approximately 20% of every dollar in manufacturing is wasted. Additionally, the complex web of logistics and transportation required to convert raw material into goods in end customers’ hands add many wasteful steps. These factors increase costs to manufacturing programs and incur substantial carbon footprints. As modern businesses seek opportunities to reduce their ecological impacts, both due to proactive and conscientious attitudes as well as government regulations and emissions penalties, we believe that digital manufacturing solutions like The Digital Forge present a viable means of producing products more sustainably and at a lower cost.

Additive Manufacturing has the Potential to Overcome Many of these Limitations.

Additive manufacturing as a category has the potential to overcome many of the limitations of conventional manufacturing. The new design capabilities provide significant possibilities for superior products that drive higher performance and more closely match customer preferences. The simple, empowering interfaces used to operate our printers are more applicable to an emerging workforce that consists of digital natives trained in IT educational foundations. With additive manufacturing technology, manufacturers may now combat supply chain constraints, allowing them to respond more quickly to sharp changes in demand signals. Machines the size of microwave ovens that require no skilled labor can now help manufacturers circumvent expensive and time-consuming supply chains by printing parts when and where they are needed.

Most 3D Printing Solutions Today are Focused on Design and Prototyping Applications.

Despite the apparent benefits of additive manufacturing relative to conventional manufacturing, it has taken the industry nearly four decades to arrive at a solution that is widely adopted for applications beyond one-offs and prototypes. Part of the reason for such slow adoption is that before Markforged, there were only two limited categories of 3D printers available. On one end of the cost spectrum, there were relatively inexpensive machines that printed in brittle plastic, only suitable for concept models or mock-ups. On the other end of the cost spectrum, there were complicated, potentially hazardous systems that cost in excess of $1 million to implement and required highly skilled technicians to operate. Additionally, both categories were engineered as point solutions for a single factory, making distributed digital manufacturing across a network of printers cumbersome or infeasible. For these reasons, neither of these choices was appropriate for the manufacturing floor or distributed manufacturing at scale.

Markforged is Delivering the Promise of Additive Manufacturing Today.

We invented The Digital Forge, a platform designed to overcome both the constraints of conventional manufacturing as well as the limitations of legacy 3D printing solutions. Manufacturers can produce parts that are functionally applicable for the most demanding engineering applications on affordable machines roughly the size of a microwave or conventional oven. The parts printed on The Digital Forge are based in continuous carbon fiber, a high-strength material that empowers engineers to use the parts for applications that were previously reserved for metal parts. Moreover, the software that powers The Digital Forge was designed to be cloud-first. In contrast to legacy additive solutions, Markforged’s printers can be accessed and controlled from anywhere in the world and entire libraries of part inventory can be digitized and printed only when needed. This smart, simple, empowering and robust platform is designed to give engineers, designers and manufacturing professionals the power to solve their manufacturing problems today and build anything they imagine.

Our Growth Strategy

Our future growth is driven by five key strategies:

•

Continue to Fuel Integrated Platform with Software Solutions. Our integrated platform is designed to scale in both capability and size over time. As we invest additional resources into the feature set of our platform, we expect to be able to solve more customer problems and applications. As we solve more problems, customers will print more parts. As we print more parts, more data will be generated, making our premium software solutions, including Blacksmith and enterprise-grade fleet management, smarter. As our premium software solutions get smarter, we will be able to print better, more accurate parts. As we print better parts, more customers will adopt our premium software solutions, which will continue to drive this growth and improvement cycle more rapidly.

•

Expand Customer Use Cases and Applications. As we develop printers that are faster, larger and more precise, and add new industrial materials to our capabilities, we continually expand the possible use cases for our customers. We regularly release new printers, software functionality and materials that customers may apply to a variety of new problems and use cases.

•

Drive Deeper, More Efficient Go-To-Market Coverage. As we grow our global distribution footprint and drive optimizations in our go-to-market model, we will grow our sales. For example, in the last year, we formed partnerships with global distributors providing the opportunity to scale and access to hundreds of thousands of potential manufacturing customers across the world.

•

Expand Position as a Trusted Brand. Due to the innovative technology that we have invented, which is addressing significant global problems in manufacturing, we have the opportunity to invest resources to build a meaningful industrial technology brand. As our brand grows, we expect to generate more organic interest in our products, lowering our cost-to-acquire customers, which will facilitate our growth and improvement cycle and help expand our business.

•

Target Strategic M&A Opportunities. We expect to grow inorganically by acquiring companies with technologies and people to complement our platform and team. We completed one acquisition in the second quarter of 2022 and entered into a definitive agreement for a second acquisition on July 11, 2022.

Our Competitive Strengths

•

Markforged delivers accessible, industrial-strength parts. We offer a range of proprietary composite and metal materials that address numerous industrial applications. We invented and patented the CFR composite additive manufacturing process. The capabilities that CFR enables are unmatched by our competitors, and a significant portion of our customers use our CFR materials today to replace traditionally manufactured steel and aluminum parts. In addition, we have designed and optimized the Metal X printer, a loose powder-free metal device that can be purchased for approximately $100,000. Conventional metal 3D printing solutions have MSRPs starting at $250,000 and those that exceed $1,000,000. The lower acquisition cost for the Metal X broadens the potential market for these machines and presents a more compelling path to value.

•

Markforged offers customers a clear and tangible ROI. We provide simple, cost-effective and reliable solutions to manufacture mission critical parts. With The Digital Forge platform, our customers can realize significant cost and time savings, relative to conventional manufacturing, which in turn drives purchases of incremental printers and further development of new applications. For example, one global consumer products customer that purchased its first printer in 2019 realized 45 times cost savings on a key application tool for its automated assembly line. Since the initial purchase, that customer has purchased more than 30 printers primarily focused on this application.

•

Markforged’s integrated, modern software platform drives faster innovation. We built our entire platform on cloud-based architecture, bringing benefits traditionally confined to Software as a Service (“SaaS”) space to hardware. This architecture connects us to our customer’s printers in the field, creating a fleet of connected printers generating data to power our AI-learning algorithms that in turn guides the future development of our 3D printers with each part printed.

•

Visionary and experienced management team. Our leadership team is passionate about the future of manufacturing. Shai Terem, our President and Chief Executive Officer, has extensive operational experience in additive manufacturing and digital printing. Our Chief Financial Officer, Mark Schwartz, has spent much of his career delivering complex contract manufacturing services to hardware OEMs. Our SVP of Sales, Ken Clayton, has spent his career partnering with hardware resellers to provide CAD solutions. This team is surrounded by an executive leadership team with decades of industry and category expertise. Our engineering and product leadership hails from a variety of leading hardware, materials and software companies, while our go-to-market leadership combines extensive channel selling and manufacturing industry expertise with invaluable perspectives from category leaders outside of 3D printing.

The Digital Forge

The Digital Forge is the intuitive additive manufacturing platform for modern manufacturers, bringing the power and speed of agile software development to industrial manufacturing. Composed of hardware, software and materials working as a unified platform, it is purpose-built to integrate into our customers’ existing manufacturing ecosystems and eliminate the barriers between design and functional parts. The Digital Forge adopters can achieve immediate benefits through savings of time and money on end-use parts. Through increased adoption, the platform can drive competitive advantages by making our customers’ entire operations more efficient and responsive.

3D Printers

We offer a rugged line of 3D printers all designed around one goal — putting functional parts in our customers’ hands. Our machines combine high build quality, intuitive user experience and broad platform connectivity. Featuring unibody aluminum frames and precision mechanical components, our printers produce reliable, repeatable results.

We offer three principal categories of 3D printers and systems:

•

Desktop: Our Desktop 3D Printers are precision-built professional machines designed to reliably print quality parts. These printers deliver precise results with a smaller form factor, making them ideal when space is at a premium.

•	Industrial: Our Industrial 3D Printers provide best-in-class predictability and functionality through sensors, software, materials and print modes.

•	Metal: Our Metal 3D Printers fabricate complex metal parts in a variety of advanced metals.

In November 2021, we debuted the FX20™ industrial 3D printer which is capable of printing high-temperature thermoplastics reinforced with continuous carbon fiber. This is the largest and most precise machine we have produced to date.

We also offer the Onyx One, Onyx Pro, Mark Two desktop composite printers, the X3, X5, X7 industrial composite printers, a ruggedized X7 Field Edition composite printer, and the Wash-1, Sinter-1, and Sinter-2 which are components of the Metal X system.

Materials

We offer the only industrial 3D printing family for fabricating Composite, Continuous Fiber and Metal parts on the same platform. All the materials available for printing on The Digital Forge are safe and easy to handle and offer a high degree of flexibility for part design and manufacturing. Our 3D printers are simple to use and do not require intensive buildouts or trained technicians. We currently offer the following materials:

•	Composite: Onyx™, Onyx FR, Onyx FR-A, Onyx ESD, ULTEM™ 9085 Filament, Nylon, and Precise PLA.

•	Continuous Fiber: Carbon Fiber, Carbon Fiber FR, Carbon Fiber FR-A, Aramid Fiber (Kevlar®), HSHT Fiberglass, and Fiberglass.

•	Metal: 17-4 PH Stainless Steel, Copper, Inconel 625, H13 Tool Steel, and A2 and D2 Tool Steel.

Our customers can print the right material for the right applications. If a customer requires strength and low weight, composites can replace metal parts and accelerate production times. If customers need something to withstand high temperatures and provide wear resistance, metals can be utilized. In addition, customers can combine parts made of different materials for even higher-performing parts using the CFR process.

CFR augments traditional Fused Filament Fabrication (“FFF”) technology, enabling our printers to reinforce FFF parts with continuous fibers. A CFR-capable machine uses two extrusion systems for two unique materials: one for conventional FFF polymer filament, and a second for long strand continuous fibers. Continuous fibers are laid down in-layer, replacing FFF infill. As a result, a CFR-capable printer can print both traditional FFF-only parts or CFR parts (FFF parts reinforced with continuous fibers).

CFR represents a step-change improvement in part performance for only an incremental increase in effort. CFR parts are significantly stronger (up to 25 times stronger than ABS plastics) and can replace machined aluminum parts. The process is inherently flexible: simple enough for anyone to use and powerful enough to enable deep customization of part mechanical properties. This means that an engineer can reinforce a part with continuous fibers with two clicks of a button and customize reinforcement on a layer-by-layer basis on the same platform. With five available fibers and multiple reinforcement techniques that can be granularly configured, parts can be highly customized for applications. We believe the capabilities that CFR enables are unmatched by current alternatives.

Software

Our software pairs advanced 3D printing software with the first connected additive manufacturing platform. Our software is an integrated platform designed to help customers get from design to part quickly. It empowers users to take control of their manufacturing workflow in three ways:

•

Advanced part slicing and printing. Our software is an integrated, connected platform designed to take customers from CAD to functional part quickly. The browser-based workflow is secure, fast and intuitive. Users can design parts for printing with a single click, or drill deeply into part settings to specially optimize part properties. Our software fully integrates with all of Markforged’s 3D printers, enabling customers to create builds, print parts, and monitor prints in a seamless workflow.

•

Integrated cloud part repository. A secure part library enables customers to dynamically manage engineering projects of any size. Our software’s part files are securely stored and can be versioned, edited and printed anywhere. Easy-to-use filters and folders enable customers to quickly store and find the parts they need when they need it.

•

Real time enterprise-grade fleet management accessible through premium software subscriptions. Our premium software subscription provides a single place to manage our customers’ printer fleets in real time, whether in one spot or worldwide. Users can benefit from automatic updates while getting analytics, usage data and live telemetry. Our premium software updates automatically, unlocking new features and continuously improving printer performance. Support is fully integrated into the software experience and is directly accessible from both part and printer pages.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Implications of Being a Smaller Reporting Company

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

Our corporate headquarters is located at 480 Pleasant Street, Watertown, Massachusetts 02472. Our website address is https://markforged.com/. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Issuer	Markforged Holding Corporation

Shares of common stock offered by the Selling Securityholders	142,408,130 shares consisting of:

•	121,408,130 shares of common stock issued in connection with the Merger to certain of the Selling Securityholders;

•	21,000,000 shares of common stock issued in the PIPE Investment; and

•	3,150,000 shares of common stock issuable upon the exercise of the private placement warrants.

Warrants offered by the Selling Securityholders	3,150,000 of the private placement warrants.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the securities registered under this prospectus for resale. See “Plan of Distribution”.

Use of proceeds	We will not receive any proceeds from the sale of the securities registered under this prospectus by the Selling Securityholders, except with respect to amounts received by us upon exercise of the private placement warrants to the extent such private placement warrants are exercised with cash.

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

NYSE symbols	Our common stock and warrants are listed on NYSE under the symbols “MKFG” and “MKFG WS”, respectively.

RISK FACTORS

An investment in our securities involves risks and uncertainties. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors,” as well as the factors listed under the heading “Forward-Looking Statements,” in each case contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Reports on Form 10-Q that have been filed since our most recent Annual Report on Form 10-K and in any other documents that we file (not furnish) with the SEC under the Exchange Act, each of which is incorporated by reference in this prospectus. Any of the risks described could significantly and negatively affect our business, financial condition, results of operations, cash flows and prospects and the trading price of our securities. The risks and uncertainties identified are not the only risks and uncertainties we face. If any of the material risks or uncertainties that we face were to occur, you could lose part or all of your investment.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from any resales or issuances of securities offered hereby, except for the exercise price payable to us to the extent that private placement warrants are exercised for cash. Assuming the exercise of all outstanding private placement warrants for cash, we will receive an aggregate of approximately $36.2 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the private placement warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the private placement warrants. There is no assurance that the holders of the private placement warrants will elect to exercise for cash any or all of such warrants. To the extent that any private placement warrants are exercised on a “cashless basis”, the amount of cash we would receive from the exercise of the private placement warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Markforged Holding Corporation is a summary of certain provisions of the securities that are registered under Section 12 of the Securities and Exchange Act of 1934, as amended, and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, each of which is incorporated by reference as an exhibit to this Registration Statement, and by the provisions of applicable law. We urge you to read the applicable provisions of Delaware law and our Certificate of Incorporation and Bylaws carefully and in their entirety for additional information.

General

Our authorized capital stock consists of One Billion (1,000,000,000) shares of common stock, par value $0.0001 per share and One Hundred Million (100,000,000) shares of undesignated preferred stock, par value $0.0001 per share.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of our Common Stock do not have cumulative voting rights in the election of directors. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, provided in each case that we have an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on July 14, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of our Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue shares of our Common Stock upon exercise of a warrant unless the shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of our Common Stock underlying such unit. The Company registered shares of our Common Stock issuable upon exercise of the warrants on the registration statement filed on the Form S-1 filed with the U.S. Securities and Exchange Commission on August 13, 2021. Pursuant to the Warrant Agreement, the Company has agreed to use its commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of our Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if such shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

Redemptions for warrants for cash when the price per share of our Common Stock equals or exceeds $18.00. Once the warrants become exercisable, we may call the public warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the shares of our Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of our Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of a share of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants for shares of our Common Stock when the price per share equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of a share of our Common Stock (as defined below) except as otherwise described below provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such warrants for $0.10 per share;

•

if, and only if, the closing price of shares of our Common Stock equals or exceeds $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;

•	if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of our Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Redemption Date	Fair Market Value of Class A Ordinary Shares
(period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our Common Stock that a warrant holder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of such shares as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of shares of our Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of our Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of shares of our Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of our Common Stock for each whole warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our Common Stock.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when shares of our Common Stock are trading at or above $10.00, which may be at a time when the trading price of such shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when our Common Stock is trading at a price starting at $10.00 per share, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the our Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants if and when such our Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the shares of our Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than shares of our Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the our Common Stock, we (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures and cashless exercise. If we call the warrants for redemption when the price per share of our Common Stock equals or exceeds $18.00 as described above, we will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares issuable upon the exercise of our warrants. If this option is elected, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In such event, the notice of redemption will contain the information necessary to calculate the number of shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the warrants are called for redemption and cashless exercise is not elected, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of our Common Stock is increased by a capitalization or share dividend payable in such shares, or by a sub-divisions of common stock or other similar event, then, on the effective date of such capitalization or share dividend, sub-divisions or similar event, the number of shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of our Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of our Common Stock) and (ii) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of our Common Stock, in determining the price payable for such shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the such shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of our Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of such shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of our Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of our Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this proxy statement/prospectus, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Refer to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and AONE irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the our Common Stock issuable upon exercise of the private placement warrants) are not redeemable by us (except as described above under “- Public Shareholders’ Warrants - Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described under “- Public Shareholders’ Warrants - Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00”, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends is dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We have no current plans to pay dividends on its common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends may be limited by the agreements governing indebtedness that we or our subsidiaries incur in the future.

Annual Stockholder Meetings

Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation and the Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Markforged Holding Corporation by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of our Common Stock held by stockholders.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares, however the listing requirements of the NYSE apply if and so long as the our Common Stock remains listed on the NYSE. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of Markforged Holding Corporation or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

The Certificate of Incorporation provides that our board of directors will be divided into three classes of directors, with each director serving a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our charter, a director serving on a classified board may be removed by the stockholders only for cause. The Certificate of Incorporation provides that directors may be removed for cause only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class, subject to the rights, if any, of any series of preferred stock to elect directors and to remove any director whom the holders of any such series have the right to elect. Further, at least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof must be sent to the director whose removal will be considered at the meeting. In addition, the number of directors constituting the board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors and only the board of directors, and not stockholders, may fill vacancies on the board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This has the effect of making it more difficult to change the composition of our board of directors and promote continuity of management.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

Special Stockholder Meetings

Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock then outstanding, special meetings of our stockholders may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of our stockholders. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” by a stockholder before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice relating to the nomination of a director to our board of directors or other business at an annual meeting must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Stockholders may not bring nominations for the election of a director or other business before a special meeting of stockholders, unless such special meeting is to be held in lieu of an annual meeting of stockholders, in which case, the foregoing requirements for “timely notice” will apply. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Consent of Stockholders in Lieu of Meeting

Any action required or permitted to be taken by our stockholders at any annual or special meeting of stockholders must be effected at a duly called meeting of stockholders, and may not be taken or effected by a written consent of stockholders in lieu thereof.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Markforged Holding Corporation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum Selection

Our bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of or based on a fiduciary duty owed by any of our current or former directors, officers, or employees to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws (including the interpretation, validity or enforceability thereof) or (4) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Amendment of Bylaws

Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least two thirds (2/3) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street 30th Floor, New York, New York 10004.

Listing

Our Common Stock and warrants are listed on the NYSE under the symbols “MKFG” and “MKFG WS”, respectively.

SELLING SECURITYHOLDERS

This prospectus relates to:

•	the resale of 21,000,000 shares of common stock issued in the PIPE Investment by certain of the Selling Securityholders;

•	the resale of 121,408,130 shares of common stock issued in connection with the Merger by certain of the Selling Securityholders;

•	the resale of 3,150,000 private placement warrants; and

•	the issuance by us and resale of up to 3,150,000 shares of common stock reserved for issuance upon the exercise of the private placement warrants;

The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. The percentage of beneficial ownership after the offered securities are sold is calculated based on 188,602,511 shares of common stock outstanding as of July 29, 2022.

The following table is prepared based on information provided to us by the Selling Securityholders or included in filings by the Selling Securityholders pursuant to Section 13(d) or Section 16 of the Exchange Act and the rules and regulations thereunder. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus.

	Securities Beneficially Owned Prior to the Offering		Securities Being Offered in this Offering		Securities Beneficially Owned After the Offered Securities are Sold
Name of Selling Securityholder	Number of Shares of Common Stock	Number of Private Placement Warrants	Number of Shares of Common Stock	Number of Private Placement Warrants	Number of Shares of Common Stock	Number of Private Placement Warrants	%
A-Star(1)	8,370,000	3,150,000	8,370,000	3,150,000	—	—	—
David Benhaim(2)	308,694	—	308,694	—	—	—	—
Gregory Thomas Mark(3)	6,660,428	—	6,660,428	—	—	—	—
North Bridge Venture Partners 7, L.P.(4)	29,126,742	—	29,126,742	—	—	—	—
Entities affiliates with Summit Partners(5)	14,527,328	—	14,527,328	—	—	—	—
Entities affiliated with Matrix Partners(6)	29,920,109	—	29,920,109	—	—	—	—
Entities affiliated with Trinity Ventures(7)	17,258,748	—	17,258,748	—	—	—	—
Entities affiliated with the Next47 Funds(8)	7,682,091	—	7,682,091	—	—	—	—
Entities affiliated with Blackrock, Inc.(9)	2,500,000	—	2,500,000	—	—	—	—
Wasatch Small Cap Growth Fund(10)	5,909,592	—	2,500,000	—	3,409,592	—	1.8%
Entities managed by Wellington Management Company LLP(11)	2,500,000	—	2,500,000	—	—	—	—
Artisan Small Cap Fund(12)	500,000	—	500,000	—	—	—	—
Entities affiliated with Baron(13)	2,000,000	—	2,000,000	—	—	—	—

	Securities Beneficially Owned Prior to the Offering		Securities Being Offered in this Offering		Securities Beneficially Owned After the Offered Securities are Sold
Name of Selling Securityholder	Number of Shares of Common Stock	Number of Private Placement Warrants	Number of Shares of Common Stock	Number of Private Placement Warrants	Number of Shares of Common Stock	Number of Private Placement Warrants	%
40 North Latitude Master Fund Ltd.(14)	500,000	—	500,000	—	—	—	—
Soroban Opportunities Master Fund LP(15)	750,000	—	750,000	—	—	—	—
Entities affiliated with DSAM(16)	431,500	—	431,500	—	—	—	—
The Nineteen77 Entities managed by UBS O’Connor LLC (17)	500,000	—	500,000	—	—	—	—
Alyeska Master Fund, L.P.(18)	1,200,000	—	1,200,000	—	—	—	—
MMF LT, LLC(19)	500,000	—	500,000	—	—	—	—
Microsoft Global Finance(20)	5,493,237	—	5,493,237	—	—	—	—
Porsche Dritte Beteiligung GmbH(21)	2,860,753	—	2,860,753	—	—	—	—
Entities within the D.E. Shaw group(22)	500,000	—	500,000	—	—	—	—
Miller Opportunity Trust, a series of Trust for Advised Portfolios(23)	2,425,000	—	2,425,000	—	—	—	—
Patient Partners, L.P.(24)	75,000	—	75,000	—	—	—	—
Entities affiliated with Millennium Management LLC(25)	2,142,477	—	1,068,500	—	1,073,977	—	—
Arena Capital Fund, LP(26)	500,000	—	500,000	—	—	—	—
Ghisallo Master Fund LP(27)	500,000	—	500,000	—	—	—	—
Millais Limited(28)	300,000	—	300,000	—	—	—	—
Entities affiliated with Senvest Master Fund, LP(29)	9,517,133	427,978	750,000	—	8,767,133	427,978	4.9%
Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV(30)	200,000	—	200,000	—	—	—	—

(1)

Consists of (i) 5,220,000 shares of common stock received in respect of the Class B Ordinary Shares, (ii) 3,150,000 private placement warrants and (iii) 3,150,000 shares of common stock that may be issued upon exercise of the private placement warrants. The shares and warrants in the table above are held directly by A-Star, the Sponsor of AONE, which is governed by its managers, Kevin E. Hartz, Spike Lipkin and Troy B. Steckenrider III. The managers have shared voting and investment discretion with respect to the shares of common stock, the private placement warrants, and the shares issuable upon exercise of the private placement warrants. The managers and members of A-star disclaim beneficial interest in such securities except to the extent of their respective pecuniary interests therein. The address of A-Star is 16 Funston Avenue, Suite A, The Presidio of San Francisco, San Francisco, California 94129.

(2)

Mr. Benhaim previously served as our Chief Technology Officer until January 2022, and as Senior Advisor, Technology, until June 30, 2022. The address of Mr. Benhaim is 480 Pleasant Street, Watertown, Massachusetts 02472.

(3)	Information herein is based on the Schedule 13D/A filed with the SEC on May 6, 2022 by Mr. Mark. Mr. Mark previously served on our board of directors until December 2021.
(4)

These shares are held by North Bridge Venture Partners 7, L.P. (“NBVP 7”). North Bridge Venture Management 7, L.P. (“NBVM 7”) is the sole general partner of NBVP 7. NBVM GP, LLC (“NBVM GP”) is the sole general partner of NBVM 7. Each of Edward T. Anderson, a member of the board of directors post-closing of the Business Combination, and Richard A. D’Amore are the managers of NBVM GP and may be deemed to have shared voting and dispositive power over the shares held by NBVP 7. Each of messrs. Anderson and D’Amore, NBVM 7 and NBVM GP disclaims beneficial ownership of the shares held by NBVM 7, except to the extent of their respective pecuniary interests therein, if any. The address of North Bridge Venture Partners and the managers is 60 William Street, Suite 350, Wellesley, MA 02481.

(5)

Consists of 8,886,205 shares held by Summit Partners Growth Equity Fund IX-A, L.P., 5,548,423 shares held by Summit Partners Growth Equity Fund IX-B, L.P., 82,285 shares held by Summit Investors GE IX/VC IV, LLC, and 10,415 shares held by Summit Investors GE IX/VC IV (UK), L.P. Summit Master Company, LLC is (i) the general partner of Summit Partners, L.P., which is the managing member of Summit Partners GE IX, LLC, which is the general partner of Summit Partners GE IX, L.P., which is the general partner of Summit Partners Growth Equity Fund IX-A, L.P. and Summit Partners Growth Equity Fund IX-B, L.P., and (ii) the managing member of Summit Investors Management, LLC, which is the general partner of Summit Investors GE IX/VC IV (UK), L.P. and the manager of Summit Investors GE IX/VC, LLC. Summit Master Company, LLC, as the general partner of Summit Partners, L.P. and as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power of the shares held directly by Summit Partners Growth Equity Fund IX-A, L.P., Summit Partners Growth Equity Fund IX-B, L.P., Summit Investors GE IX/VC IV (UK), L.P., and Summit Investors GE IX/VC IV, LLC, to Summit Partners, L.P. and its three-person investment committee responsible for investment decisions with respect to the Company’s securities, currently composed of Peter Chung, Scott Collins and Len Ferrington, who act by a majority vote. Accordingly, Mr. Chung, Mr. Collins and Mr. Ferrington disclaim beneficial ownership of the reported shares. The address for each of such entities is 222 Berkeley Street, 18th Floor, Boston, MA 0211.

(6)

Consists of 28,495,912 shares held by Matrix Partners IX, L.P. (“Matrix IX”) and 1,424,197 shares held by Weston & Co. IX LLC, as Nominee (“Weston IX”). Antonio Rodriguez is a partner at Matrix Partners and a member of the board of directors post-closing of the Business Combination. Mr. Rodriguez is a managing member of Matrix IX Management Co., L.L.C. and as such has sole voting and dispositive power with respect to the Matrix IX and Weston IX shares. Mr. Rodriguez disclaims beneficial ownership of the Matrix IX and Weston IX shares, except to the extent of his pecuniary interest therein. The principal mailing address for each of Mr. Rodriguez, Matrix IX, and Weston IX is 101 Main Street, 17th Floor, Cambridge, MA 02142.

(7)

Consists of 16,853,513 shares held by Trinity Ventures XI, L.P., 270,617 shares held by Trinity XI Entrepreneurs’ Fund, L.P. and 134,618 shares held by Trinity XI Side-By-Side Fund, L.P. (together with Trinity Ventures XI, L.P. and Trinity XI Entrepreneurs’ Fund, L.P., the “Trinity Entities”). Trinity TVL XI, LLC is the General Partner of the Trinity Entities and the Management Members of Trinity TVL XI, LLC share voting and dispositive power over the shares held by each of the Trinity Entities. The Management Members of Trinity TVL XI, LLC are Ajay Chopra, Noel Fenton, Nina Labatt, Patricia Nakache, Larry Orr, and TVL Management Corp. The principal mailing address for the Trinity Entities is 2480 Sand Hill Rd #200, Menlo Park, CA 94025.

(8)

Consists of 6,888,725 shares held by Next47 Fund 2018, LP (“Next47 2018”) and 793,366 shares held by Next 47 Fund 2019, LP (“Next47 2019” and, together with Next47 2018, “Next47 Funds”). The address of the Next47 Funds is 537 Hamilton Avenue, 2nd Floor, Palo Alto, CA 94301.

(9)

The registered holders of the referenced shares of common stock to be sold are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BGF ESG Fixed Income Global Opportunities Fund, BGF Fixed Income Global Opportunities Fund, Blackrock Capital Allocation Trust, Blackrock Global Allocation Collective Fund, Blackrock Global Allocation Fund, Inc., Blackrock Global

Allocation Portfolio of Blackrock Series Fund, Inc., BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., BlackRock Global Funds — Global Dynamic Equity Fund, BlackRock Global Funds - Global Allocation Fund, BlackRock Global Long/Short Credit Fund of Delaware BlackRock Funds IV, Master Total Return Portfolio of Master Bond LLC, BlackRock Global Funds — Next Generation Technology Fund, BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V, Strategic Income Opportunities Bond Fund, and BlackRock Total Return Bond Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The addresses of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members are 55 East 52nd Street, New York, NY 10055 and 400 Howard Street San Francisco, CA 94105. Shares of common stock shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(10)

Information herein is based on the Schedule 13G/A filed with the SEC on August 10, 2021 by Wasatch Advisors, Inc. The address of Wasatch Small Cap Growth Fund is 505 Wakara Way; 3rd Floor, Salt Lake City, UT 84108.

(11)

Consists of (i) 214,200 shares of common stock held by Desjardins American Equity Fund, (ii) 726,000 shares of common stock held by The Hartford Small Company Trust, (iii) 446,400 shares of common stock held by Hartford Small Company HLS Fund; (iv) 41,400 shares of common stock held by John Hancock Pension Plan, (v) 341,400 shares of common stock held by John Hancock Variable Insurance Trust Small Cap Stock Trust, (vi) 178,500 shares of common stock held by MassMutual Select Small Cap Growth Equity Fund, (vii) 31,500 shares of common stock held by MassMutual Select Small Cap Growth Equity CIT, (viii) 74,800 shares of common stock held by MML Small Cap Growth Equity Fund, (ix) 217,600 shares of common stock held by Treasurer of the State of North Carolina, and (x) 228,200 shares of common stock held by Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Select Small Cap Growth Portfolio. These accounts are managed by direct or indirect subsidiaries of Wellington Management Company LLP. The address of each of the Selling Securityholders named above is c/o Wellington Management LLP, 208 Congress Street, Boston, MA 02210.

(12)

Artisan Small Cap Fund is a mutual fund series of Artisan Partners Funds, Inc. Artisan Partners Limited Partnership is its discretionary investment advisor. The principle business address of Artisan Small Cap Fund is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202, Attn: Portfolio Operations.

(13)

Consists of (i) 1,000,000 shares of common stock held by Baron Discovery Fund, and (ii) 1,000,000 shares of common stock held by Baron Opportunity Fund. Baron Discovery Fund and Baron Opportunity Fund (the “Selling Securityholder entities”) are investment companies registered under the Investment Company Act of 1940. The business address of the Selling Securityholder entities is 767 Fifth Avenue, 49th Floor, New York, NY 10153. Mr. Ronald Baron has voting and/or investment control over the shares held by the Selling Securityholder entities. Mr. Baron disclaims beneficial ownership of the shares held by the Selling Securityholder entities.

(14)	40 North Management is the investment manager for 40 North Latitude Master Fund Ltd. The address of 40 North Latitude Master Fund Ltd. is 9 West 57th Street, 46th Floor, New York, NY 10019.
(15)	The address for Soroban Opportunities Master Fund LP is c/o Soroban Capital Partners, 55 West 46th Street, Floor 32, New York, NY 10036.
(16)

Consists of (i) 129,300 shares of common stock held by DSAM Alpha + Master Fund, (ii) 100,000 shares of common stock held by DSAM Co-Invest Ltd, (iii) 154,400 shares of common stock held by DSAM + Master Fund, and (iv) 47,800 shares of common stock held by LMA SPC — MAP 112 Segregated Portfolio. These accounts are managed by DSAM Partners (London) Ltd. The address of DSAM Alpha + Master Fund, DSAM Co-Invest Ltd, and DSAM + Master Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104. The address of LMA SPC — MAP 112 Segregated Portfolio is c/o Walkers Corporate Services Ltd, 190 Elgin Avenue, George Town, KY1-9001.

(17)

Consists of (i) 229,950 shares of common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited, (ii) 229,950 shares of common stock held by Nineteen77 Global Merger Arbitrage Master Limited, (iii) 38,400 shares of common stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund, and (iv) 1,700 shares of common stock held by IAM Investments ICAV - O’Connor Event Driven UCITS Fund (collectively, the “UBS Entities”). Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, is deemed to have power to vote or dispose of the shares held by the UBS Entities. The address of the Nineteen77 Entities and Mr. Russell is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, IL 60606.

(18)	Alyeska Investment Group, L.P. is the investment manager for Alyeska Master Fund, L.P. The address of Alyeska Master Fund, L.P. is 77 W. Wacker Drive, Suite 700, Chicago, IL 60601.
(19)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(20)	The address of Microsoft Global Finance is 70 Sir John Rogerson’s Quay, Dublin, Ireland.
(21)	The address of Porsche Dritte Beteiligung GmbH is Porcheplatz 1, 70435 Stuttgart. Germany.
(22)

Consists of (i) 125,000 shares of common stock held by D. E. Shaw Oculus Portfolios, L.L.C., and (ii) 375,000 shares of common stock held by D. E. Shaw Valence Portfolios, L.L.C. (each a “D. E. Shaw Entity” and collectively, the “D. E. Shaw Entities”). Each D. E. Shaw Entity has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares directly owned by such entity. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the shares owned by the D. E. Shaw Entities on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities and, therefore, David E. Shaw may be deemed to be the beneficial owner of the shares owned by the D. E. Shaw Entities. David E. Shaw disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities. The address of the entities and individuals named above is c/o D. E. Shaw group, 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(23)

William H. Miller is the Manager of Miller Value Partners, LLC, the discretionary advisor for the Miller Opportunity Trust, and may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder. The address of the Selling Securityholder is One South Street, Suite 2550, Baltimore, MD 21202.

(24)

Samantha Mclemore is the Manager of Patient Capital Management, LLC, the discretionary investment manager for Patient Partners, LP, and may be deemed to have voting and dispositive power over the securities held by the Selling Securityholder. The address of the Selling Securityholder is One South Street, Suite 2550, Baltimore, MD 21202.

(25)

Information herein is based on the Schedule 13G/A filed with the SEC on February 14, 2022 by entities affiliated with Millennium Management LLC. Consists of (i) 14,853 shares held by Integrated Core Strategies (US) LLC, (ii) 400,000 shares held by Riverview Group LLC, (iii) 57,500 shares held by ICS Opportunities, Ltd., (iv) 5,762 shares held by ICS Opportunities II LLC, (v) 33,353 shares held by Integrated Assets II LLC, (vi) 96,615 shares held by Millennium International Management LP, (vii) 511,468 shares held by Millennium Management LLC, (viii) 511,468 shares held by Millennium Group Management LLC, and (ix) 511,468 shares held by Israel A. Englander. The shares of common stock being offered consists of 1,073,977 shares held by entities affiliated with Millenium Management LLC. The address of each of the Selling Securityholders named above is c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.

(26)

Consists of (i) 200,000 shares held by Arena Capital Fund, LP - Series 3, (ii) 200,000 shares held by Arena Capital Fund, LP — Series 5 and (iii) 100,000 shares held by Arena Capital Fund, LP Series 14. Arena Capital Advisors, LLC is the General Partner for the funds and accounts it manages. The address of Arena Capital Advisors, LLC is 12121 Wilshire Blvd Ste 1010, Los Angeles, CA 90025.

(27)	The address of Ghisallo Master Fund LP is 190 Elgin Avenue, George Town, Grand Cayman KY1-9001.
(28)	The address of Millais Limited is c/o Millais USA LLC, 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(29)

Information herein is based on the Schedule 13G filed with the SEC on May 11, 2022 by Senvest Management, LLC. Consists of 9,517,133 shares of common stock and 427,978 warrants held by entities affiliated with Senvest Management, LLC. The shares of common stock being offered in this Registration Statement consist of 750,000 shares held by entities affiliated with Senvest Management, LLC. The address of Senvest Management, LLC is 540 Madison Avenue, 32nd Floor, New York, NY 10022.

(30)

The address of Blackstone Aqua Master Sub-Fund is 345 Park Avenue, New York, NY 10154. Blackstone Aqua Master Sub-Fund (the “Aqua Fund”) is a sub-fund of Blackstone Global Master Fund ICAV. Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each, other than the Aqua Fund to the extent of its direct holdings, disclaims beneficial ownership of such securities.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or private placement warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock or private placement warrants in this offering. See “Plan of Distribution”.

Material Relationships with the Selling Securityholders

The Selling Securityholders include the sponsor of our predecessor, certain of our principal stockholders and certain of our current and former directors and executive officers, and the affiliates of the foregoing. For a description of our relationships with such Selling Securityholders and their affiliates see the sections of our Annual Report on Form 10-K filed with the SEC on March 31 2022, entitled “Item 10. Directors, Executive Officers and Corporate Governance,” “Item 11. Executive Compensation” and “Item 13. Certain Relationships and Related Transactions, and Director Independence” and our subsequent SEC filings incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

The Selling Securityholders, which, as used herein, includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of common stock or private placement warrants, which we refer to collectively as the securities, or interests in the securities received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their securities or interests in the securities on any stock exchange, market or trading facility on which the securities are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of the securities or their interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions or transfers to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through agents;

•	through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share or warrant;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our ordinary shares; and

•	a combination of any such methods of sale or any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some portion or all of the securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the securities or interests in the securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell the securities short and deliver the securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the securities, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of such securities less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the securities to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. The Selling Securityholders also may in the future resell securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests in the securities may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholders is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock and warrants are listed on the NYSE under the symbols “MKFG” and “MKFG WS”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this prospectus until all such securities have been sold, transferred, disposed of or exchanged under this prospectus or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Selling Securityholders may use this prospectus in connection with resales of the securities. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of the securities and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of the securities.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of the securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable securities pursuant to the distribution through a registration statement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus, which we expect to be approximately $0.1 million.

LEGAL MATTERS

Goodwin Procter LLP, Boston, Massachusetts has passed upon the validity of the securities of Markforged Holding Corporation offered by this prospectus and certain other legal matters related to this prospectus. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. Our SEC filings are available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.markforged.com. The information contained on, or otherwise accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents, excluding the portions of any document not deemed to be “filed” with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022.

•

our Definitive Proxy Statement on Schedule 14A filed with the SEC on April  29, 2022, to the extent incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 12, 2022.

•	our Current Reports on Form 8-K, filed with the SEC on January 12, 2022, June 21, 2022, and July 12, 2022.

•

The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A (File No. 000-39453) filed by the registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August  17, 2020, as updated by Exhibit 4.3 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Markforged Holding Corporation, 480 Pleasant Street, Watertown, Massachusetts 02472, telephone (866) 496-1805. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

142,408,130 SHARES OF COMMON STOCK

3,150,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

AND

3,150,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

OF

MARKFORGED HOLDING CORPORATION

PROSPECTUS

            , 2022

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

Information Not Required in Prospectus

ITEM 14.	Other Expenses of Issuance and Distribution.

The expenses payable by Markforged Holding Corporation in connection with the distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the SEC registration fee.

	Amount
SEC registration fee	$	*
Accounting fees and expenses		$20,000
Legal fees and expenses		$50,000
Total expenses		$70,000

*	Previously paid.

ITEM 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all fees, expenses and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

ITEM 16.	Exhibits.

INDEX TO EXHIBITS

The following exhibits are included or incorporated by reference in this registration statement on Form S-3 (certain documents have been previously filed with the SEC pursuant to the Exchange Act by Markforged Holding Corporation (Commission File Number 333-258775)):

Exhibit Number	Exhibit Title

2.1+*	Agreement and Plan of Merger, dated as of February 23, 2021, by and among one, Caspian Merger Sub Inc. and MarkForged, Inc. (incorporated by reference to Exhibit 2.1 to one’s Registration Statement on Form S-4/A filed June 4, 2021).

4.4*	Warrant Agreement, dated August 17, 2020, between one and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to one’s Registration Statement on Form S-4/A filed June 4, 2021).

4.5*	Specimen Common Stock Certificate of Markforged Holding Corporation (incorporated by reference to Exhibit 4.5 to one’s Registration Statement on Form S-4/A filed June 4, 2021).

Exhibit Number	Exhibit Title

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

*	Previously filed.
+

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, State of Massachusetts, on August 5, 2022.

MARKFORGED HOLDING CORPORATION

By:	/s/ Shai Terem
	Name:	Shai Terem
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on August 5, 2022.

Signature	Title	Date

* Shai Terem	Director, President, and Chief Executive Officer (Principal Executive Officer)	August 5, 2022

* Mark Schwartz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 5, 2022

* Edward Anderson	Director	August 5, 2022

* Kevin Earnest Hartz	Director	August 5, 2022

* Michael Medici	Director	August 5, 2022

* Paul Milbury	Director	August 5, 2022

* Antonio Rodriguez	Director	August 5, 2022

* Carol Meyers	Director	August 5, 2022

* Alan Masarek	Director	August 5, 2022

* By:	/s/ Stephen Karp
Stephen Karp
As Attorney-in-Fact